Exhibit 23.2

CONSENT OF KPMG LLP

The Board of Directors
Big 5 Sporting Goods Corporation:

We consent to incorporation by reference herein of our report dated February 11, 2003, with respect to the consolidated balance sheets of Big 5 Sporting Goods Corporation and subsidiary as of December 30, 2001 and December 29, 2002, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the fiscal years ended December 31, 2000, December 30, 2001, and December 29, 2002, and the related financial statement schedule, which report appears in the December 29, 2002 annual report on Form 10-K of Big 5 Sporting Goods Corporation. Our report refers to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” and the restatement of the consolidated balance sheet as of December 30, 2001 and the consolidated statements of operations and stockholders’ equity (deficit) for each of the years ended December 31, 2000 and December 30, 2001.

KPMG LLP

Los Angeles, California
April 30, 2003